Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 8, 2026, relating to our audit of the balance sheet of A Paradise II Acquisition Corp. as of March 31, 2026, and the related statement of operations, changes in shareholder’s deficit and cash flows for the period from January 19, 2026 (Inception) to March 31, 2026.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

San Mateo, California	WWC, P.C.
June 8, 2026	Certified Public Accountants
PCAOB ID No.1171